Exhibit 10.11
          AMENDMENT NUMBER 1 TO THE GNC ACQUISITION HOLDINGS INC. 2007 STOCK INCENTIVE PLAN, dated as of February 12, 2008 (this “Amendment”).
W I T N E S S E T H:
          WHEREAS, the Board of Directors of GNC Acquisition Holdings Inc. (the “Company”) has previously approved the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “Plan”);
          WHEREAS, the Board of Directors desires to amend the Plan pursuant to, and in accordance with, Article XI of the Plan;
          WHEREAS, the Board of Directors and the holders of a majority of the outstanding Common Stock of the Company have approved the following amendment to the Plan;
          NOW, THEREFORE, the parties to this Amendment agree as follows:
     1. Amendment to the Number of Shares That May Be Issued Under the Plan. The first sentence of Section 4.1 is hereby amended and restated in its entirety to read as follows:
     “The aggregate number of shares of Common Stock that may be issued or used for reference purposes under the Plan or with respect to which Awards may be granted under the Plan shall not exceed 10,419,178 shares (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both.”
     2. Use of Capitalized Terms. Unless specifically set forth in this Amendment, capitalized terms used shall have the meaning ascribed to them in the Plan.
     3. Terms of the Plan Control. Except as otherwise expressly set forth herein, nothing contained in this Amendment shall be deemed to limit, amend, modify or waive any of the rights, terms or obligations under the Plan.